AeroVironment Awarded Contract for Development of Global Observer Stratospheric Unmanned Aircraft System

Program Funds Development of New Class of Unmanned Aircraft System for Affordable Persistence in the Stratosphere

MONROVIA, Calif., Sept. 26, 2007 – AeroVironment, Inc. (AV) (NASDAQ:AVAV), a leader in unmanned aircraft systems and efficient electric energy systems, today announced that it has received a contract from the United States Special Operations Command (USSOCOM) for the development and military utility assessment of its Global Observer unmanned aircraft system (UAS).  This contract initiates a Joint Capabilities Technology Demonstration, or JCTD.  The JCTD is sponsored by multiple U.S. government organizations.  The contract calls for the development of up to three Global Observer aircraft over the next three years to demonstrate the ability to operate in the stratosphere for up to 7 days without landing.  The basic contract, which will be funded under a cost-plus fixed-fee arrangement, provides for the development and delivery of the initial Global Observer aircraft, and is valued at approximately $57 million.  The contract also includes options for the development and delivery of up to two additional Global Observer aircraft, resulting in a potential contract value of $108 million.

“AV develops and commercializes entirely new solutions that offer our customers valuable new capabilities.    We believe that Global Observer represents a game-changing new capability for defense, homeland security and, ultimately, commercial applications,” commented Tim Conver, chairman and chief executive officer of AV. “We have developed the unique sub-systems necessary to enable this new category of aircraft.  We intend to continue to work diligently with our JCTD customers to produce a fully functional and reliable system that will deliver a brand new value proposition – affordable persistence in the stratosphere.”

Multiple government organizations are sponsoring the JCTD program, reflecting broad interest in its potential capabilities for military applications.  The JCTD is intended to demonstrate the tactical utility of a hydrogen-powered UAS for long duration (five to seven day) missions at altitudes from 55,000 to 65,000 feet.  Global Observer builds on over two decades of AV’s development and flight experience with stratospheric unmanned aircraft systems, including the record-setting Pathfinder and Helios solar-powered aircraft.  A system consisting of two or three aircraft will provide continuous ISR or communications relay over an area of interest.

The Deputy Under Secretary of Defense for Advanced Systems and Concepts (DUSD (AS&C)) selected Global Observer as a Fiscal Year 2007 JCTD Rolling Start in the Fiscal Year 2007 Advanced Concept/Joint Capability Technology Demonstration (ACTD/JCTD) Congressional Report.  The DUSD (AS&C) has designated USSOCOM as the Technical Manager to lead the JCTD.

AeroVironment also reaffirmed its prior guidance for fiscal year 2008 of 20% to 25% revenue growth over fiscal year 2007 and 12% to 14% operating margin.

About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military forces to deliver real-time reconnaissance, surveillance, and target acquisition to tactical operating units.  AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers.  For more information about AV, please visit www.avinc.com.

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Certain statements in this press release may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world.  For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
pr@avinc.com

Mark Boyer
For AeroVironment, Inc.
+1 (310) 455-7812
mark@boyersyn.com